                                                                     Exhibit 2.8


                            ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT ("Agreement"), dated as of May 15, 1998, between PROVIDER OPTIONS HOLDINGS, L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana ("Buyer"), and GREENBRIER HOSPITAL, INC., a Louisiana corporation ("Seller"), and, solely for purposes of
Section 9.6 hereof, Ramsay Health Care, Inc., a Delaware corporation ("Parent").


                              W I T N E S S E T H:
                              - - - - - - - - - -


          WHEREAS, Seller owns certain assets which are employed in the operation of Seller's Greenbrier Hospital located at 201 Greenbrier Boulevard, Covington, Louisiana 70433 (the "Hospital"); and

          WHEREAS, Buyer wishes to purchase from Seller the Hospital and certain assets relating to the operation of the Hospital.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:


                                   SECTION 1.

                          SALE AND TRANSFER OF ASSETS

          1.1  Sale and Transfer of Assets.  Subject to the terms and conditions
               ---------------------------
of this Agreement, at the Closing (as hereinafter defined), Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, to the extent legally transferable, all of Seller's right, title and interest in and to the following assets (the "Assets"):

          (a)  The real property described on Schedule 1 hereto, including,
                                              ----------
               without limitation, all structures, buildings, fixtures and improvements located on said real property and together with all easements, privileges, rights of way and appurtenances pertaining to or accruing to the benefit of such real property (the "Real Property");

          (b) All furniture and equipment owned by Seller and located at the Hospital and which are listed on Schedule 1(b) hereto (except for
                                                -------------
               all management information systems and related equipment, including all peripheral and other devices of the Meditech System (collectively, "Meditech Equipment") and except for the other furniture and equipment described in Section 1.2 (k) and (l) hereof);

          (c) The contracts, leases, commitments, purchase orders, agreements and other instruments to which Seller is a party and which are listed on Schedule 2 hereto (the "Assumed Contracts");
                         ----------

          (d) All licenses and permits, to the extent such licenses and permits are used in the business or operations of the Hospital or are used by Seller in connection therewith and to the extent such licenses and permits are legally transferable;

          (e) Except as set forth in Section 1.2, all documents, records, operating manuals and files, including, without limitation, all patient records, medical records, equipment records and medical and administrative libraries, of Seller that pertain to the Hospital;

          (f)  All prepaid expenses of Seller listed on Schedule 3 hereto and
                                                        ----------
               existing on the Closing Date (as hereinafter defined);

          (g) All inventory and supplies owned by Seller and (i) located at the Hospital on the Closing Date or (ii) which have been ordered by Seller pursuant to open purchase orders or other agreements or commitments, including, without limitation, all medicines and other pharmaceuticals and the inventory and supplies set forth on
               Schedule 4 hereto as updated on the Closing Date; and
               ----------

          (h) The non-exclusive right to use the name "Greenbrier" in connection with the operation of the Hospital.

          1.2  Assets Excluded.  The following assets of Seller (the "Excluded
               ---------------
Assets") are specifically excluded from the Assets:

          (a) All assets not used in the operation of or in connection with the Hospital and, except as listed on Schedule 5 hereto, not located
                                                 ----------
               at the Hospital;

          (b) All cash (including all cash held in trust), certificates of deposit, money market instruments, securities, repurchase agreements, deposits and other cash-equivalents;

          (c) Agency Receivables (as defined below), regardless of whether the cost and other reports related thereto are filed on, prior to or after the Closing Date;

          (d) Patient and other accounts and notes receivable (collectively, the "Patient Accounts");

          (e)  All income tax, property tax and other tax refunds;

          (f)  All amounts due to Seller from affiliates of Seller;

          (g) All trademarks, trademark registrations and trademark applications, trade names, copyrights, patents and patent applications, processes, formulae, trade secrets, inventions, proprietary manuals and other proprietary information and royalties, including all rights to sue for past infringement;

          (h) Minute books, stock record books, tax returns, general ledgers and related corporate and financial documents and records, incident reports and all other books, records, documents and other writings not specifically included in Section 1.1(e) hereof;

          (i) All Assets sold, disposed of or otherwise consumed in the ordinary course of business;

          (j) Prepaid insurance and workers' compensation and any other insurance refunds (collectively, the "Prepaid Insurance");

          (k) All Meditech Equipment and all computers and related equipment and software used for patient billing;

          (l) St. Gabriel's Home Health Agency ("Home Health") and all furniture, equipment, inventory, supplies, books, medical and other records and all other assets used in the operation of Home Health, including, without limitation, all assets listed on Attachment 5-C to Schedule 5 hereto;
                                 ----------

          (m) All furniture and equipment used by certain corporate office staff of Parent located in five offices in the Hospital's professional office building and certain other furniture and equipment, in each case as listed on Schedule 5 hereto; and
                                                    ----------

          (n) All rights and entitlements under all contracts, leases, agreements and other instruments to which Seller is a party which are not Assumed Contracts, all rights and entitlements arising prior to the Closing Date under all Assumed Contracts, and all other assets which are not specifically included in the Assets, including without limitation amounts designated as Excluded Assets pursuant to Sections 1.9(b) and (c) hereof.

          Without limiting the foregoing, Seller shall be entitled to, and shall be responsible for, any and all receivables, claims or amounts due (or which may become due) to Seller as reimbursement or other payments from the United States government, the State of Louisiana or any fiscal intermediary or other third party payor and any and all rights relating thereto (collectively, the "Agency Receivables"), including, without limitation, in connection with cost reports filed with the United States government under the Medicare program, the State of Louisiana under any State programs or with any fiscal intermediary, in relation to operations of the Hospital at any time prior to or on the Closing Date, whether or not such cost reports were filed prior to, on or after the Closing Date. Seller shall be responsible for filing the Medicare provider, State provider and fiscal intermediary cost reports for the Hospital for cost reporting periods ending before or on the Closing Date (the "Seller Cost Reports"), including any terminating cost reports due as a result of the transactions contemplated hereby, and Seller shall accept full responsibility and entitlement under such Seller Cost Reports, including without limitation, responsibility for and entitlement to the Agency Receivables, recapture, if any, and audit and other liability for overpayment or recoupment in connection with such Seller Cost Reports. Seller shall be responsible for Medicare and any State provider appeals relating to the Hospital for all periods ended on or before the Closing Date, both individual as well as group appeals, as those terms are defined in Part I, Section 2920 of the Provider Reimbursement Manual published by the Health Care Financing Administration. Seller shall be entitled to receive all amounts due from the Medicare and any State programs in respect of all such appeals. Buyer agrees that it shall not file or cause to be filed any amended cost reports in Seller's name or otherwise with respect to the Hospital for any period ending on or prior to the Closing Date; it being understood and agreed that Seller shall have the sole discretion as to the filing of such amended cost reports. Buyer shall forward to Seller any and all correspondence relating to any and all of the Seller Cost Reports, the Agency Receivables, the Patient Accounts and the other Excluded Assets promptly following receipt thereof by Buyer. Buyer agrees to remit to Seller any checks or other receipts included in or relating to the Agency Receivables, the Patient Accounts, the Prepaid Insurance and any other item which is an Excluded Asset immediately upon receipt by Buyer.

          1.3  Liabilities Assumed by Buyer.  On and as of the Closing, in
               ----------------------------
addition to its other agreements set forth herein, Buyer shall assume and, subject to the right of Buyer to contest any such obligation in good faith and by appropriate proceedings, Buyer shall fully and timely pay, perform and discharge any and all debts, liabilities and obligations of and claims against Seller (i) under the Assumed Contracts, (ii) relating to all employee liabilities and obligations arising on or after the Closing Date, including without limitation all liabilities and obligations relating to medical conditions or treatments of the Hired Employees (as defined in Section 4.3) arising on or after the Closing Date, including liabilities relating to workers compensation, health insurance and other medical related liabilities (notwithstanding that, in any such case, the date of injury, initial medical treatment or other occurrence may have occurred or existed prior to the Closing, except with respect to liabilities relating to workers compensation) and (iii) under all open purchase orders and other agreements for the provision of inventory, supplies, materials and other services on order as of the Closing Date for delivery and use in the ordinary course of business at the Hospital after the Closing Date (collectively, the "Assumed Liabilities").

          1.4  Liabilities Excluded.  The term "Assumed Liabilities" shall not
               --------------------
include any debts, obligations and liabilities of Seller which are not expressly described in Section 1.3 hereof (the "Excluded Liabilities"), including any debts, liabilities and obligations of Seller arising out of workers compensation, health insurance and other liabilities relating to medical treatment of employees for the period prior to and ending on the Closing Date. Subject to Buyer's obligations pursuant to Sections 1.9, 1.10, 4.3, 9.1 and 9.6, Buyer shall assume only the Assumed Liabilities expressly described in Section
1.3 hereof and no others; and any and all other debts, liabilities and obligations of Seller (by contract or otherwise, fixed or contingent) are Excluded Liabilities, which are specifically excluded and excepted from the Assumed Liabilities and are to be retained by Seller.

          1.5  Escrow Deposit; Consideration for Sale and Transfer.
               ---------------------------------------------------

          (a)  The Escrow Deposit.  Contemporaneously with the execution of this
               ------------------
Agreement, Buyer, Seller and Haythe & Curley (the "Escrow Agent"), will enter into an escrow agreement (the "Escrow Agreement"), substantially in the form of Exhibit A attached hereto, and Buyer will deposit with the Escrow Agent by wire transfer of immediately available funds $50,000 (the "Escrow Amount;" and, together with all earnings thereon, collectively, the "Escrow Deposit"). The Escrow Deposit will be held, invested and disbursed as provided herein and in the Escrow Agreement. If the transactions contemplated by this Agreement are consummated at the Closing, then in connection with such Closing, Buyer and Seller will jointly instruct the Escrow Agent in writing to disburse the Escrow Amount to Seller and all earnings thereon to Buyer on the Closing Date by wire transfer of immediately available funds, and such distribution to Seller will be credited against, and constitute partial payment of, the Purchase Price by Buyer to Seller. If the Closing of all transactions contemplated by this Agreement is not consummated in accordance with this Agreement, Seller's and Buyer's rights with respect to the Escrow Deposit will be as provided in Section 8.2 hereof.

The fees and expenses of the Escrow Agent shall be paid as provided in the Escrow Agreement.

          (b)  The Consideration.  At the Closing, subject to the terms and
               -----------------
conditions of this Agreement, Buyer shall pay to Seller in cash the aggregate consideration set forth in this Section 1.5 (the "Purchase Price") by wire transfer of immediately available funds to an account designated by Seller. The Purchase Price to be paid to Seller at Closing shall equal (i) one million six hundred thousand dollars ($1,600,000) (the "Base Purchase Price"), plus (ii) the book value of all prepaid expenses as set forth on Schedule 3 hereto (as updated
                                                   ----------
on the Closing Date), plus (iii) the book value of all inventory and supplies of Seller as of the Closing Date as set forth on Schedule 4 hereto (as updated on
                                              ----------
the Closing Date).

          (c)  Allocation of Purchase Price.  The Purchase Price for the Assets
               ----------------------------
(including the Assumed Liabilities) shall be allocated by the Buyer and Seller in accordance with Schedule 16 hereto. The parties hereto agree that the
                   -----------
allocation of the total Purchase Price is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations issued thereunder (the "Regulations"). The parties shall reasonably cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and the Regulations, and the allocation shall be adjusted if, and to the extent, necessary to comply with the requirements of Section 1060 of the Code and the Regulations. Neither the Buyer nor the Seller will take, nor permit any affiliated person to take, for federal, state or local income tax purposes, any position inconsistent with the allocation method set forth in Schedule 16
                                                              -----------
hereto, or, if applicable, such adjusted allocation. Each of the Seller and the Buyer agrees that it shall attach to its tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with the allocation method set forth in Schedule 16
                                                                -----------
hereto.

          1.6  Further Acts and Assurances.  Seller shall, at any time and from
               ---------------------------
time to time at and after the Closing, upon request of Buyer, take any and all reasonable steps necessary to place Buyer in possession of the Assets and will do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for transferring to Buyer, or for reducing to Buyer's possession, the Assets. Buyer shall, at any time and from time to time at and after the Closing, upon the request of Seller, take any and all reasonable steps necessary to evidence the assumption of the Assumed Liabilities by Buyer, and will do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further documents, acts and assurances as may be reasonably required for the assumption of the Assumed Liabilities by Buyer.

          1.7  Instruments of Conveyance and Assumption.  At the Closing, (a)
               ----------------------------------------
Seller shall convey the Assets to Buyer by delivering to Buyer deeds, assignments and bills of sale in form and substance reasonably acceptable to Buyer pursuant to which Seller shall sell, assign, transfer and deliver to Buyer, as provided in Section 1.1 hereof, all its right, title and interest in and to the Assets, free and clear of all liens, pledges, minority interests and other encumbrances, except for (i) liens for taxes, assessments, governmental charges and other taxes or levies not yet due and payable, (ii) zoning ordinances, matters of record, permits and other restrictions or limitations which do not materially interfere with the present use of any such property by Seller and (iii) the matters disclosed on Schedule 6 hereto (collectively, the
                                          ----------
"Permitted Liens") and such other instruments or documents as may be reasonably necessary to effectuate the transfer contemplated herein and (b) Seller shall assign and Buyer shall assume the Assumed Liabilities by delivering to Seller an assignment and assumption agreement in form and substance reasonably acceptable to Seller.

          1.8  Closing.  The sale, purchase and other activities provided for
               -------
herein (the "Closing") shall occur at 10:00 a.m. on June 2, 1998, unless the closing conditions set forth in Sections 6 and 7 hereof shall not have been satisfied (or waived) on or prior to such date, at such reasonable time or place as may be mutually agreeable. The date of Closing is referred to in this Agreement as the "Closing Date."

          1.9  Prorations on and after Closing Date.  (a)  All county and local
               ------------------------------------
ad valorem and property taxes and similar impositions levied or imposed upon or assessed against the Assets, hereinafter called the "Property Taxes," for the fiscal year or period in which the Closing Date occurs shall be prorated as of the Closing Date. In the event the Property Taxes for such year are not determinable as of the Closing Date, said Property Taxes shall be prorated and paid on the Closing Date on the basis of the best available information. In the event any of the Property Taxes are due and payable at the Closing, the same shall be paid at such time in accordance with the proration as hereinabove provided. Buyer shall be responsible for the payment of the Property Taxes within the time fixed for payment thereof and before the same shall become delinquent.

          (b) As of the close of business on the Closing Date, Seller shall prepare cut-off billings for all patients admitted to or treated at the Hospital (whether on an inpatient, outpatient or other basis) for which reimbursement is payable either on a per diem or cost-based basis (the "Cost-based Patients"). Reimbursement payments received after the Closing Date from or in respect of such Cost-based Patients, including without limitation, payments in respect of operational and capital cost components ("Cost-based Reimbursement Payments"), will be prorated between Buyer and Seller through the Closing Date with Seller's portion to be Excluded Assets. This proration will apply to such Cost-based Patients admitted to or treated at the Hospital through 12:01 a.m. on the day after the Closing Date and will be prorated in the following manner:

     Seller Patient Days X Cost-based Reimbursement Payments = Seller's
     -------------------
      Total Patient Days                                       Cost-based
                                                                Portion

          For purposes hereof (i) "Seller Patient Days" shall mean the whole number of patient service days from and including the date of admittance to or treatment at the Hospital through and including the Closing Date, and (ii) "Total Patient Days" shall mean the whole number of patient service days from and including the date of admittance to or treatment at the Hospital through and including the date of discharge or cessation of treatment. Buyer shall pay to Seller, Seller's Cost-based Portion (as above defined) within five business days of receipt of Cost-based Reimbursement Payments.

          (c) As of the close of business on the Closing Date, Seller shall prepare cut-off billings for all patients admitted to or treated at the Hospital (whether on an inpatient, outpatient or other basis) for which reimbursement is payable on a charge-based or other basis not covered by subsection (b) of this
Section 1.9 (the "Charge-based Patients"). Reimbursement payments received after the Closing Date from or in respect of such Charge-based Patients ("Charged-based Reimbursement Payments") will be prorated between Buyer and Seller through the Closing Date with Seller's portion to be Excluded Assets. This proration will apply to such Charge-based Patients admitted to or treated at the Hospital through 12:01 a.m. on the day after the Closing Date and will be prorated in the following manner:

     Seller Total Charges X Charged-based Reimbursement Payments = Seller's
     --------------------
        Total Charges                                              Charged-based
                                                                   Portion

          For purposes hereof (i) "Seller Total Charges" shall mean the total charges for the services provided to such Charge-based Patients at the Hospital by Seller through and including the Closing Date, and (ii) "Total Charges" shall mean the sum of Seller Total Charges plus the total charges for the services provided to such Patients by Buyer after the Closing Date. Buyer shall pay to Seller, Seller's Charged-based Portion (as defined above) within five business days of receipt of Charged-based Reimbursement Payments.

          (d) If either Buyer or Seller receives any reimbursement or other payment amount in respect of per diem, cost-based, charge-based or any other patients which relate to services rendered by the other party at the Hospital, the party receiving such amount shall immediately remit said full amount to the other party.

          (e) Any other relevant items, including without limitation (i) lease payments under the leases and payments under any other agreements which are Assumed Contracts and deposits under Assumed Contracts and (ii) utilities (including water, sewer, telephone, gas, electricity and cable television service), that are customarily prorated in connection with the purchase and sale of properties similar to the Assets in Covington, Louisiana shall be prorated and paid by the appropriate party on the Closing Date.

          1.10 Licensure of Hospital.  Each of the parties hereto acknowledges
               ---------------------
and agrees that Buyer shall apply to the State of Louisiana, Department of Health and Hospitals ("Agency"), to seek approval for a license for the Hospital, effective as of the Closing Date, as a specialty psychiatric hospital (the "License"). Buyer assumes total responsibility for and all obligations and risks associated with all aspects of the License and Buyer shall have no recourse against Seller with respect to any matter relating to the License, including, without limitation, in the event that the Agency refuses, for any reason, to approve the License or if it cannot be obtained by the Closing Date.

                                   SECTION 2.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as of the date hereof as follows:

          2.1  Organization; Corporate Power and Qualification of Seller.
               ---------------------------------------------------------
Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Seller has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted, to enter into this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified to do business in each jurisdiction in which the nature of the properties owned or leased or the nature of the business conducted by it requires such qualification, except where failure to be so qualified would not have a material adverse effect on the business, properties and assets of Seller. A copy of Seller's Articles of Incorporation and all amendments thereto as of the date hereof and a copy of Seller's by-laws, as amended to the date hereof, have been delivered to Buyer.

          2.2  Title to Assets.  Except for the Permitted Liens, and subject to
               ---------------
obtaining the consents and releases set forth on Schedule 8 hereto, on the
                                                 ----------
Closing Date Seller shall have good and insurable title to the Real Property and good and valid title to all of its personal property included in the Assets, subject to no mortgage, pledge, lien, lease, conditional sales agreement, option, right of first refusal or to any other encumbrance or charge. All of the real property which is owned by Seller is described in Schedule 1 hereto and
                                                           ----------
all leases of real property under which Seller is the tenant and which are being assumed by Buyer are described in Schedule 7 hereto.
                                  ----------

          2.3  Contracts.  Schedule 2 hereto lists each Assumed Contract and a
               ---------   ----------
complete copy of each such written Assumed Contract will be delivered to Buyer prior to the Closing Date. Except as noted in such Schedule, to the knowledge of Seller there has been no threatened cancellation thereof and no outstanding disputes thereunder, and Seller has duly performed all of its obligations thereunder (except where the failure to perform would not have a material adverse effect on the business, properties and assets of Seller) and, subject to the receipt of any required consents and releases listed on Schedule 8 hereto,
                                                            ----------
consummation by Seller of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller thereunder.

          2.4  Defaults.  Except as disclosed in Schedule 9 hereto, the
               --------                          ----------
execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement to be consummated by Seller will not:

               (a) violate any provision of, or result in the breach of, or constitute a default under, any law or any order, writ, injunction or decree of any court, arbitration tribunal or Governmental Authority binding on Seller or to which Seller is subject (for purposes hereof, "Governmental Authority" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, licensing agency or other instrumentality of any government, whether federal, state or local, domestic or foreign); or

               (b) constitute a violation of or a default under, or conflict with, or result in the creation or imposition of any lien upon any of the Assets pursuant to, any term or provision of the Articles of Incorporation or by-laws of Seller or any material contract, indenture, mortgage or agreement to which Seller is a party (subject in each case to obtaining any necessary consents and releases as listed on Schedule 8 hereto).
                      ----------

          2.5  Court Orders, Decrees and Laws.  Except as set forth on Schedule
               ------------------------------                          --------
10 hereto, (a) there is not out standing nor, to the knowledge of Seller,
--
threatened, any order, writ, injunction or decree of any Governmental Authority against or affecting the Assets; (b) Seller has not received any written notice that it is not in compliance in all material respects with all applicable federal, state and local laws; and (c) Seller has not received any written notice of any investigation or proceeding by a Governmental Authority which is pending or being threatened against the Assets; except in each case for ordinary regulatory reviews and tax inquiries conducted in the regular course.

          2.6  Litigation.  To the knowledge of Seller, except as set forth in
               ----------
Schedule 10 hereto, there is no litigation, arbitration, investigation or
-----------
proceeding pending or, to the knowledge of Seller, threatened against Seller or the Hospital at law or in equity, before any Governmental Authority, except, in any case, where an adverse judgment in respect thereof would not have a material adverse effect on the business, properties and assets of Seller.

          2.7  Taxes.  Except as set forth on Schedule 11 hereto, Seller has
               -----                          -----------
withheld from each payment made to employees of Seller the amount of all employment taxes (including, but not limited to, federal, state and local income and employment taxes) required to be withheld therefrom pursuant to applicable law and has set aside all other employee contributions or payments required to be set aside pursuant to applicable law with respect to such wages and has paid or will pay when due the same to, or has deposited or will deposit when due such payment with, the proper tax receiving officers or other appropriate authorities. Seller has timely filed or will file when due all required tax returns to be filed by it and has paid or will pay when due all taxes and assessments due from it for all periods ending on or before the Closing Date.

          2.8  Authority; Binding Effect.  Seller has taken all corporate action
               -------------------------
required by law or otherwise and by its Articles of Incorporation and by-laws to authorize the execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby to be consummated by it. This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be restricted, limited or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general and by general principles of equity).

          2.9  Consents and Approvals.  Except as indicated in Schedule 8
               ----------------------                          ----------
hereto, no consent, approval or authorization of, or declaration, filing or registration with any Governmental Authority or other person or entity is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

          2.10 No Finders or Brokers.  Except as indicated in Schedule 12
               ---------------------                          -----------
hereto, neither Seller nor any officer or director of Seller has engaged any finder or broker in connection with the transactions contemplated hereunder.

          2.11 Permits and Licenses.  Seller has heretofore made available to
               --------------------
Buyer copies of all material permits and licenses held by it regarding the operation of the Hospital as a psychiatric hospital. Except as set forth on
Schedule 13 hereto, the Hospital is qualified for participation in the Medicare
-----------
program, has a current and valid provider contract with the Medicare program, and is in compliance in all material respects with the conditions of participation in such program. The Hospital is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations for the three-year period ending October 1999.

          2.12 Cost Reports.  Seller has heretofore made available to Buyer all
               ------------
Blue Cross, Medicare and all other
third-party payor program cost reports relating to the business and operations of the Hospital by Seller for the one-year period ended on June 30, 1997.

          2.13  Condition of Property.  To Seller's knowledge, except as set
                ---------------------
forth in Schedule 14 hereto, the tangible personal property and the improvements
         -----------
on the Real Property included in the Assets, taken as a whole, are in good operating condition and repair in all material respects, except for (i) normal wear and tear, (ii) any condition or repair required which is cosmetic or decorative in nature and (iii) any other condition which does not materially adversely affect the present use of such tangible personal property and improvements on the Real Property.

                                   SECTION 3.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as of the date hereof as follows:

          3.1   Organization; Corporate Power and Qualification.  Buyer is a
                -----------------------------------------------
limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana. Buyer has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted, to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer is duly qualified to do business in each jurisdiction in which the nature of the properties owned or leased or the nature of the business conducted by it requires such qualification, except where failure to be so qualified would not have a material adverse effect on its business, properties and assets. A copy of Buyer's limited liability company Operating Agreement (the "Operating Agreement") and all amendments thereto as of the date hereof and a copy of Buyer's Articles of Organization and by-laws, each as amended to the date hereof, have been delivered to Seller.

          3.2   Authority; Binding Effect.  Buyer has taken all action required
                -------------------------
by law or otherwise and by its Operating Agreement, Articles of Organization and by-laws to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby to be consummated by Buyer. This Agreement constitutes the valid and binding agreement of Buyer, enforceable in accordance with its terms (except as enforceability may be restricted, limited or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general and by general principles of equity).

          3.3  Defaults.  The execution, delivery and performance of this
               --------
Agreement by Buyer and the consummation of the transactions contemplated by this Agreement to be consummated by it will not (i) violate any provision of, result in a breach of, or constitute a default under, any law or any order, writ, injunction or decree of any Governmental Authority binding on Buyer or to which Buyer is subject; or (ii) constitute a violation of or a default under, or be in conflict with, any term or provision of the Operating Agreement, Articles of Organization or by-laws of Buyer or any material contract, commitment, indenture, mortgage, lease or other agreement, or any other restriction of any kind, to which Buyer is a party or by which it or any of its assets are bound.

          3.4  No Finders or Brokers.  Neither Buyer nor any officer or director
               ---------------------
of Buyer has engaged any finder or broker in connection with the transactions contemplated hereunder.

          3.5  Consents and Approvals.  Except as indicated in Schedule 15, no
               ----------------------                          -----------
consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other person or entity is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

          3.6  Access to Information; Investigation.  Buyer and its affiliates
               ------------------------------------
are engaged in the business of managing and operating health care facilities and are experienced in the risks associated with the operation of health care facilities such as the Hospital. Buyer has not relied on any representation or warranty (express or implied, written or oral) except as expressly set forth in
Section 2 hereof and, to Buyer's knowledge, none of the representations or warranties of Seller in Section 2 hereof is inaccurate or false in any material respect. Without limiting the generality of the foregoing, in connection with the Closure (as defined in Section 4.3 below), Seller has notified its employees, vendors, suppliers, providers, customers, doctors and other health care professionals and persons and entities with whom Seller has commercial dealings of the Closure, and, notwithstanding any otherwise express representations and warranties made by Seller in Section 2 hereof, Buyer acknowledges and agrees that neither Seller nor any affiliate, agent or representative thereof makes or has made any representation or warranty to Buyer or to any affiliate or representative thereof with respect to the Closure or any event, matter or circumstance which may result therefrom or in connection therewith and that neither Buyer nor any of its affiliates shall have any claim against Seller, Parent or any other affiliates or persons arising as a result of or in connection with the Closure or any matter relating thereto.

          3.7  Financing.  Buyer has available all funds, or has written binding
               ---------
commitments from financial institutions or other sources (heretofore delivered to, and satisfactory to, Seller) to obtain all funds on or prior to the Closing Date, necessary to pay the Purchase Price in full in cash as provided herein and otherwise to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof.

                                   SECTION 4.

                               COVENANTS OF BUYER

          Buyer hereby covenants and agrees with Seller as follows:

          4.1  Best Efforts to Secure Consents.  Buyer shall take all necessary
               -------------------------------
limited liability company and other action required to consummate the transactions contemplated by this Agreement to be consummated by it, and shall use its best efforts to secure before the Closing all necessary consents and approvals required to satisfy the conditions precedent to the obligations of Seller and Buyer specified herein.

          4.2  Confidentiality.  (a)  Buyer shall hold in strict confidence all
               ---------------
non-public documents, materials and other information (collectively, the "Confidential Information") made available to it or received by it from Seller, Parent, or any other party in connection with the transactions contemplated herein, whether received before or after the date hereof, including, without limitation, all Confidential Information made available to or received by Buyer under Sections 5.1 and 5.5 hereof; provided, however, that any of such Confidential Information may be disclosed to directors, managers, members, officers, employees, counsel, agents and representatives of Buyer who need to know such Confidential Information for the purpose of evaluating and consummating the transactions contemplated herein (it being understood that such directors, managers, members, officers, employees, agents and representatives shall be informed by Buyer of the confidential nature of such Confidential Information, shall be directed by Buyer to treat such Confidential Information confidentially and that Buyer shall be responsible for any disclosure made by any such person in violation of this
Section 4.2); and provided further, however, that in the event that the Closing occurs, this Section 4.2 shall not apply to Confidential Information to the extent it is included in the Assets or otherwise relates solely to the operations of the Hospital (notwithstanding the foregoing, however, all information made available to or received by Buyer pursuant to Section 5.5 or which relates to Parent or its other subsidiaries or their respective operations shall be deemed Confidential Information).

          (b) Such Confidential Information including all documents, materials and agreements relating thereto and not otherwise known to the public are confidential and proprietary and are not to be disclosed to third persons without the prior written consent of Parent, except: (i) to the extent necessary to comply with law or the valid order or requirement of a governmental agency or court of competent jurisdiction or otherwise in connection with any court action or administrative proceeding, provided, however, that Buyer shall make all reasonable efforts to seek confidential treatment of said Confidential Information; (ii) as part of Buyer's normal reporting or review procedure to its auditors and its attorneys; or (iii) in order to enforce or exercise its rights and perform its obligations in connection with the transactions contemplated herein; and

          (c) Except as otherwise required by law (as reasonably determined by Buyer) Buyer shall not, without the prior consent of the Chief Executive Officer, the President or Senior Vice President of Parent, (i) contact any employee, customer, provider or supplier (whether of goods or services) or any other Person with whom Parent, Seller or their affiliates have commercial dealings to discuss the transactions contemplated by this Agreement or the business, operations or affairs of either Parent or Seller or otherwise or (ii) make any announcement of the transactions contemplated herein to the employees of Buyer, Seller or Parent (other than key management of Buyer and other persons whose knowledge thereof is required in connection herewith), news or wire services or otherwise.

          4.3 Employees.  Buyer acknowledges that Seller has notified all of
              ---------
its employees (the "Employees") that (a)

Seller will be closing the Hospital and Home Health on June 2, 1998 (the "Closure"), and (b) in connection with the Closure, Seller will be terminating all Employees effective as of such date. On and as of the Closing Date, Buyer may, in its sole discretion, offer employment to any of the Employees (except for any billing and collection staff designated by Seller) and, to the extent that Buyer hires any of the Employees (the "Hired Employees"), Buyer agrees that it shall use its best efforts to cause its insurance carriers to waive all applicable waiting periods and limitations as to pre-existing conditions with respect to participation and coverage requirements applicable to Hired Employees under any medical and health plan maintained by Buyer for Hired Employees after the Closing. Buyer shall promptly after the date hereof, but in no event later than 7 days after the date hereof, provide Seller with a list of Seller's Employees that Buyer shall offer employment to as of the Closing Date. Notwithstanding the foregoing, nothing herein shall be deemed to create any rights (including continued employment with the Buyer) in favor of, or to constitute an employment agreement for, any employee of Seller or Buyer.

          4.4  Access.  After the Closing, Buyer will during normal business
               ------
hours and on reasonable notice provide Seller (and its representatives including counsel, independent auditors and governmental agencies) with access to all information, files, documents and records in Buyer's possession or under Buyer's control relating to the Hospital, its employees or any of the Assets which Seller reasonably requires with respect to, and will cooperate with Seller at Seller's expense with regard to, any reasonable business purpose, including, without limitation, the preparation, filing, handling and appeal of any tax returns or other reports for periods ending on or prior to the Closing Date and the Seller Cost Reports and any amendments thereto, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. In addition, during the period from the Closing Date through the date which is six months thereafter (the "Period"), Buyer will provide and make available to Seller and Parent for their exclusive use, the 5 offices (the "Offices") currently used by certain corporate office staff of Parent as well as additional office space in the professional office building of the Hospital for use by certain of Seller's billing and collection staff, which Space shall comprise approximately 1900 square feet (the "Additional Space" and collectively, with the Offices, the "Space") and any common areas necessary for use in connection with Seller's or Parent's use of the Space, which Space shall include access to Meditech computer terminal lines and telephone and telecopy access and be occupied exclusively by corporate office staff and billing and collection staff or other staff or representatives of Parent, in each case, as may be designated by Parent from time to time for their continued use during the Period. In exchange for the above described exclusive right to occupy and use the Space, Seller shall pay Buyer an aggregate amount equal to $1,900 per month, payable monthly in advance on the first business day of each month and prorated for any partial months, which amount represents all fees, costs, and expenses to be paid by Seller pursuant to this
Section 4.4 in connection with Seller's and Parent's use of the Space, including, without limitation, all charges for utilities and janitorial services, except that Seller shall be responsible for and shall pay to Buyer promptly after receipt of proper invoices therefor, out-of-pocket long distance telephone and telecopy charges incurred by Seller, Parent or their employees, agents or representatives at the Space. In the event that at any time during the Period through the date which is 15 days prior to the last day of the Period, Seller shall provide Buyer with written notice of its intent to extend its use of the Space beyond the end of the Period, Buyer shall provide and make available the Space to Seller and Parent for one additional period of six months on the same terms and conditions contained in this Section 4.4

          4.5  Preservation and Access to Records After the Closing.  After the
               ----------------------------------------------------
Closing, Buyer shall, in the ordinary course of business and as required by law, keep and preserve all medical records and other records of the Hospital existing as of the Closing and which constitute a part of the Assets delivered to Buyer at Closing. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the patient records delivered to Buyer at Closing at the Hospital after Closing in accordance with applicable law (including, if applicable, 42 U.S.C. (S) 1395x(v)(1)(I) and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after the Closing. In addition to Buyer's obligations under Section 4.4 above, upon reasonable notice, during normal business hours, Buyer will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of (at the sole cost and expense of Seller), the patient medical records transferred to Buyer at the Closing. Upon reasonable notice and during normal business hours, Buyer shall also make its officers and employees available to Seller at reasonable times and places after the Closing for reasonable business purposes relating to such patient medical and other records. In addition, Seller shall be entitled, at Seller's sole expense, to remove from the Hospital any such patient medical records, but only for purposes of pending litigation involving a patient to whom such records refer, as attested to in writing prior to removal by counsel retained by Seller in connection with such litigation. Any patient medical records so removed from the Hospital shall be promptly returned to Buyer following their use by Seller. Any access to the Hospital, its records or Buyer's personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the normal business operations of Buyer.

          4.6  Licenses.  Promptly after the execution hereof, Buyer shall use
               --------
its best efforts to secure before the Closing the License and all other material licenses, permits, certifications and other approvals required to own, lease or operate the Hospital as presently operated in accordance with applicable law, whether by transfer of existing licenses, permits, certifications or other approvals held by Seller (to the extent legally transferrable) or otherwise. Buyer understands and agrees that obtaining the License and all other licenses and other approvals set forth on Schedule 15 are Buyer's (and not Seller's)
                                 -----------
responsibility and obligation and failure to timely obtain such License shall not delay or prevent the Closing.

          4.7  Agreement by Buyer Regarding No Other Representations or
               --------------------------------------------------------
Warranties by Seller.  Buyer agrees that except for the representations and
--------------------
warranties (including the Schedules with respect thereto) made by Seller and expressly set forth in Section 2 of this Agreement, neither Seller nor any affiliate, agent or representative thereof has made and shall not be construed as having made to Buyer or to any representative or affiliate thereof, and neither Buyer nor any affiliate, agent or representative thereof has relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Seller in Section 2 hereof, Buyer agrees that neither Seller nor any affiliate, agent or representative thereof makes or has made any representation or warranty to Buyer or to any affiliate or representative thereof with respect to:

               (i) any projections, estimates or budgets relating to Seller or the Hospital or its businesses or otherwise heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or affiliates of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Seller or the Hospital or its businesses or the future business, operations or affairs of Seller or the Hospital; and

               (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or affiliates with respect to Seller or the Hospital or the business, operations or affairs of Seller or the Hospital or other Assets, except to the extent and as expressly covered by a representation and warranty (including the Schedules with respect thereto) contained in Section 2 hereof.

                                   SECTION 5.

                              COVENANTS OF SELLER

          Seller hereby covenants and agrees with Buyer as follows:

          5.1  Access and Information.  Prior to the Closing Date, Seller shall
               ----------------------
give to representatives of Buyer reasonable access during normal business hours to the Hospital and to Seller's records as they relate to the Assets and the Assumed Liabilities, and will make available copies of all such documents and information with respect to the Assets and the Assumed Liabilities as representatives of Buyer may from time to time reasonably request, all at Buyer's expense (including any such review or other due diligence activities of Buyer prior to the execution hereof) and in such a manner as not unduly to disrupt Seller's normal business activities. All requests for such access or consultation with employees shall be made through an officer of Parent designated by Parent in writing.

          5.2  Best Efforts to Secure Consents.  Seller shall take all necessary
               -------------------------------
corporate and other action required to consummate the transactions contemplated by this Agreement to be consummated by it, and shall use its best efforts to secure before the Closing all necessary consents and approvals required to satisfy all conditions precedent to the obligations of Seller specified herein.

          5.3  Confidentiality.  (a)  Seller shall hold in strict confidence all
               ---------------
Confidential Information received from either Buyer or any other party in connection with the transactions contemplated herein, whether received before or after the date hereof; provided, however, that any of such Confidential Information may be disclosed to directors, officers, employees, counsel, lenders, agents and representatives of Seller or Parent who need to know such Confidential Information for the purpose of evaluating and consummating the transactions contemplated herein (it being understood that such directors, officers, employees, counsel, lenders, agents and representatives shall be informed by Seller or Parent of the confidential nature of such Confidential Information and shall be directed by Seller or Parent to treat such Confidential Information confidentially and that Seller and Parent shall be responsible for any disclosure made by any such person in violation of this Section 5.3);

          (b) Such Confidential Information including all documents, materials and agreements relating thereto and not otherwise known to the public are confidential and proprietary and are not to be disclosed to third persons without the prior written consent of Buyer, except: (i) to the extent necessary to comply with law or the valid order or requirement of a governmental agency or court of competent jurisdiction or otherwise in connection with any court action or administrative proceeding, provided, however, that Seller and Parent shall make all reasonable efforts to seek confidential treatment of said Confidential Information; (ii) as part of Seller's or Parent's normal reporting or review procedure to its auditors and its attorneys; or (iii) in order to enforce or exercise Seller's or Parent's rights and perform Seller's obligations in connection with the transactions contemplated herein; and

          (c) Except as otherwise required by law (as reasonably determined by Seller or Parent), Seller and Parent shall not make any announcement of the transactions contemplated herein to the employees of Buyer, Seller or Parent (other than key management and other persons whose knowledge thereof is required in connection herewith), news or wire services or otherwise except with the consent and approval of Buyer.

          5.4  Licenses.  Promptly after the execution hereof, Seller shall use
               --------
its best efforts to assist Buyer if and as requested by Buyer in securing before the Closing the License and all other material licenses, certificates of need, permits, certifications and other approvals required to own, lease or operate the Hospital as presently operated in accordance with all applicable law, whether by transfer of existing licenses, certificates of need, permits, certifications or other approvals held by Seller (to the extent legally transferable) or otherwise (it being understood and agreed that securing the License and all other licenses and other approvals referred to above is the sole obligation and responsibility of Buyer).

          5.5  Cost Reports.  After Closing, Seller shall, within the time
               ------------
period required by applicable law, prepare and file the Medicare terminating Seller Cost Reports due as a result of the transactions contemplated hereby, and Seller shall thereafter promptly forward a copy of such terminating Seller Cost Reports to Buyer.

                                   SECTION 6.

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

          All obligations of Seller which are to be discharged under this Agreement at the Closing are subject to the fulfillment at or prior to the Closing, of each of the following conditions (unless waived by Seller at any time at or prior to the Closing):

          6.1  Representations and Warranties True.  All of the representations
               -----------------------------------
and warranties made by Buyer contained in Section 3 of this Agreement shall be true in all material respects as of the Closing Date; Buyer shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and Seller shall have been furnished with a certificate of the Chief Executive Officer or the Chief Financial Officer of Buyer, dated the Closing Date, in their corporate capacities, certifying to the foregoing.

          6.2  Regulatory Approvals and Other Consents.  The consummation of the
               ---------------------------------------
transactions contemplated by this Agreement shall have been approved by and consented to by the Governmental Authorities and other persons and entities set forth on Schedule 8.
         ----------

          6.3  No Obstructive Proceeding.  No action or proceedings shall have
               -------------------------
been instituted, and no order, decree or judgment of any Governmental Authority shall be subsisting, which seeks to, or would, prevent the consummation of, or render it unlawful as of the Closing to effect, the transactions contemplated hereby in accordance with the terms hereof, or seeks damages in a material amount by reason of the transactions contemplated hereby. No legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Authority which has not been subsequently withdrawn.

          6.4  Delivery of Certified Documents.  At the Closing, Buyer shall
               -------------------------------
deliver to Seller copies of the certified Articles of Organization of Buyer (not more than 30 days prior to the Closing Date) by the appropriate governmental authorities and copies of Buyer's Operating Agreement, by-laws and resolutions of the Directors or Members of Buyer, approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in each case certified by its Secretary or Assistant Secretary.

          6.5  Proceedings and Documents Satisfactory.  All corporate and other
               --------------------------------------
proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to Seller at Closing pursuant to this Agreement shall be satisfactory in form and substance to Seller and its counsel acting reasonably and in good faith.

                                   SECTION 7.

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

          All obligations of Buyer which are to be discharged under this Agreement at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived by Buyer at any time at or prior to the Closing):

          7.1  Representations and Warranties True.  All of the representations
               -----------------------------------
and warranties of Seller contained in Section 2 of this Agreement shall be true in all material respects as of the Closing Date; Seller shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and Buyer shall be furnished with a certificate of the President or any Vice President of Seller, dated the Closing Date, in his corporate capacity, certifying to the foregoing.

          7.2  Regulatory Approvals and Other Consents.  The consummation of the
               ---------------------------------------
transactions contemplated by this Agreement shall have been approved by and consented to by the Governmental Authorities and other persons and entities set forth on Schedule 15 hereto; provided, however, it is understood and agreed that
         -----------
neither receipt of the License nor notification by the Agency that Buyer will receive the License at the Closing or at any time thereafter shall be a condition precedent to Buyer's obligation to purchase the Assets and otherwise consummate the transactions contemplated hereunder.

          7.3  No Obstructive Proceeding.  No action or proceedings shall have
               -------------------------
been instituted, and no order, decree or judgment of any Governmental Authority shall be subsisting, which seeks to, or would, prevent the consummation of, or render it unlawful as of the Closing to effect, the transactions contemplated hereby in accordance with the terms hereof, or seeks damages in a material amount by reason of the transactions contemplated hereby. No legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Authority which has not been subsequently withdrawn.

          7.4  Proceedings and Documents Satisfactory.  All corporate and other
               --------------------------------------
proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to Buyer at Closing pursuant to this Agreement shall be satisfactory in form and substance to Buyer and its counsel acting reasonably and in good faith.

          7.5  Delivery of Certified Documents.  At the Closing, Seller shall
               -------------------------------
deliver to Buyer copies of its charter certified (not more than 30 days prior to the Closing Date) by the appropriate governmental authorities and copies of its by-laws and resolutions of the Board of Directors of Seller, approving and authorizing the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby by Seller, in each case certified by its Secretary or Assistant Secretary.

          7.6  Title to Real Property.  Buyer shall have received, at Buyer's
               ----------------------
sole cost and expense, from a title insurance company licensed to do business in Louisiana, a written commitment to issue a title insurance policy (the "Title Policy"), naming Buyer as the insured and insuring that as of the Closing Date Buyer is vested with fee title to the Real Property, subject only to non-delinquent real property taxes and assessment, the Permitted Liens and standard preprinted exceptions. Consistent with the foregoing, Buyer shall notify Seller in writing within fifteen (15) days of the date hereof of any material objections to title which are not otherwise permitted pursuant to the terms of this Agreement. Buyer shall be deemed to have waived its right to object to any such title matters and the contingencies to Closing set forth in this Section 7.6 shall be deemed satisfied if Buyer shall fail to timely notify Seller as aforesaid. In the event that at Closing Seller's title to the Real Property shall be subject to exceptions other than those permitted by this Agreement and as to which Buyer shall have timely notified Seller pursuant to the preceding sentence, Seller shall have the option, in its sole discretion, to either (x) take no action with respect to such exceptions, in which event Buyer shall have the right to either terminate this Agreement in accordance with Section 8.1 hereof or to close this transaction without any abatement or other reduction in the Purchase Price, (y) take such action as Seller shall deem to be reasonably necessary to transfer title to the Real Property subject only to the exceptions provided for in this Agreement, in which event Seller shall be entitled to a reasonable adjournment of the date of Closing, not to exceed thirty (30) days, to eliminate such exceptions, but if Seller shall be unsuccessful in eliminating such exceptions as of such adjourned date and if Buyer is not willing to close, this Agreement shall automatically be terminated, or (z) abate the Purchase Price in the amount reasonably required by the title company to eliminate the exceptions not provided for in this Agreement. No action taken by Seller to cure or remove any purported title exception shall be an admission that such purported title exception is not among the title exceptions subject to which Buyer has agreed to accept title.

          7.7  Title to Certain Assets.  Seller shall have good and valid title
               -----------------------
to all of its personal property included in the Assets, subject to no pledge, lien, or other encumbrance or charge other than Permitted Liens.

          7.8  Environmental Matters.  Buyer, at its sole cost and expense, may
               ---------------------
commission an environmental firm (the "Environmental Firm") to conduct a Phase I study of the Real Property. Consistent with the foregoing, Buyer shall notify Seller in writing within fifteen (15) days of the date hereof of any Environmental Violation (as such term is hereinafter defined); Buyer shall be deemed to have waived its right to object to any such Environmental Violation and the contingencies to Closing set forth in this Section 7.8 shall be deemed satisfied if Buyer shall fail to timely notify Seller as aforesaid. In the event that at Closing there shall exist an Environmental Violation as to which Buyer shall have timely notified Seller pursuant to the preceding sentence, Seller shall have the option, in its sole discretion, to (x) take no action with respect to the Environmental Violation, in which event Buyer shall the right to either terminate this Agreement in accordance with Section
8.1 hereof or to close this transaction without any abatement or other reduction in the Purchase Price, (y) take such action as Seller shall deem to be reasonably necessary to cure such Environmental Violation, in which event Seller shall be entitled to a reasonable adjournment of the date of Closing, not to exceed, thirty (30) days, to cure such Environmental Violation, but if Seller shall be unsuccessful in curing such Environmental Violation as of such adjourned date and if Buyer is not willing to close, this Agreement shall automatically be terminated, or (z) abate the Purchase Price in the amount reasonably estimated by the Environmental Firm to be necessary to cure the Environmental Violation. Solely for purposes of this Section 7.8, the term "Environmental Violation" shall mean any existing environmental violation or damage located on or pertaining to the Real Property which if not cured would have a material adverse effect on the Real Property.

                                   SECTION 8.

                                  TERMINATION

          8.1  Termination.  This Agreement may be terminated and the
               -----------
transactions contemplated hereby abandoned at any time prior to the Closing (i) by the mutual written consent of Buyer and Seller, (ii) by any party by notice in writing to the other party if there is a material breach by the other party of a material representation, warranty, covenant or agreement herein not cured following written notice thereof to such other party within a reasonable period of time following such notice and provided such party is diligently and in good faith taking actions to cure such breach (it being understood and agreed that upon any such termination, the sole remedy for any such material breach shall be termination of this Agreement as provided in and subject to the terms of this
Section 8), (iii) by Buyer as expressly provided in either of Section 7.6(x) or 7.8(x) hereof, or automatically as provided in either of Section 7.6(y) or 7.8(y) hereof, (iv) by either Buyer or Seller by notice in writing to the other party if, prior to Closing, all or substantially all of the Assets or the improvements on the Real Property are destroyed or materially damaged, or if condemnation proceedings are commenced against the Assets or the improvements on the Real Property (it being agreed that under no circumstances shall Seller have any obligation to repair or restore any Assets or improvements upon any such occurrence) or (v) by Seller by notice in writing to Buyer if the Closing has not occurred on or before June 15, 1998.

          8.2  Disposition of Escrow Deposit upon Termination.  (a)  In the
               ----------------------------------------------
event this Agreement is terminated by either Buyer or Seller pursuant to clauses
(i), (iii), (iv) or (v) of Section 8.1, or in the event this Agreement is terminated by Buyer pursuant to clause (ii) of Section 8.1, then in each such case the Escrow Amount and all interest thereon and other earnings in respect thereof shall be promptly returned to Buyer, and Buyer and Seller shall promptly deliver written instructions to the Escrow Agent to such effect (subject to Seller's right to object thereto in accordance with, and with the effect set forth in, the Escrow Agreement). In the event this Agreement is terminated by Seller pursuant to clause (ii) of Section 8.1, the Escrow Amount and all interest on and other earnings in respect of the Escrow Amount shall be promptly disbursed to and become the property of Seller, and Buyer and Seller shall promptly deliver written instructions to the Escrow Agent to such effect (subject to Buyer's right to object thereto in accordance with, and with the effect set forth in, the Escrow Agreement).

          (b) It is understood and agreed that in the event that Buyer is in material breach of this Agreement as described in clause (ii) of Section 8.1 and this Agreement is terminated by Seller pursuant to clause (ii) of Section 8.1 as a result of such breach, the parties recognize that the extent of Seller's damages would be extremely difficult and impractical to ascertain and, to avoid this problem, the parties hereto agree that Seller's sole and exclusive remedy in such event shall be to terminate this Agreement pursuant to Section 8.1(ii) and to receive the Escrow Deposit as contemplated by Section 8.2(a) above.

          8.3  Effect of Termination.  In the event this Agreement is terminated
               ---------------------
as provided in this Section 8, (i) Buyer shall deliver to Seller all Confidential Information (and copies thereof in its or its counsels', agents' or representatives' possession) concerning Seller, its business or the Assets previously delivered or made available to Buyer or its counsel, agents or representatives; and (ii) except as provided in Section 8.2 above, none of the parties nor any of their respective shareholders, directors, officers, agents or representatives shall have any liability to the other party for costs, expenses, loss of anticipated profit, consequential damages, or otherwise, except for any deliberate and material breach of any of the provisions of this Agreement, provided that the provisions of Sections 4.2, 5.3, 8.2 and 9.1 hereof shall survive any such termination.


                                  SECTION 9.

                                 MISCELLANEOUS

          9.1  Expenses.  All expenses of the preparation of this Agreement and
               --------
of the transactions contemplated hereby, including, without limitation, counsel fees, accounting fees, investment adviser's fees and disbursements and taxes (except as set forth herein) shall be borne by the respec tive parties incurring such expense, whether or not such transactions are consummated, and, without limiting the generality of the foregoing, all environmental audit costs and expenses, all engineering studies, costs and expenses, the costs of title insurance covering the Real Property, the cost of obtaining any survey of the Real Property, and all fees and expenses associated with any other due diligence activities conducted by or on behalf of Buyer shall be borne by Buyer; provided, however, that Buyer and Seller shall each pay one-half of any realty transfer taxes, and Buyer shall pay all recording costs and sales and use taxes payable in connection with or arising out of the transactions contemplated hereby regardless of which party has the legal obligation for such taxes and costs under state law or whether such party would be exempt from such taxes and costs under state law.

          9.2  Notices.  All notices, demands and other communications hereunder
               -------
shall be in writing and shall be deemed to have been duly given if delivered in person, by telecopy or three business days after mailed by certified mail, postage prepaid, return receipt requested:

     To Seller:       c/o Ramsay Health Care, Inc.
                      Columbus Center
                      One Alhambra Plaza
                      Suite 750
                      Coral Gables, Florida 33134
                      Attention: President
                      Telecopy: (305) 569-4647

     With a copy to:  Haythe & Curley
                      237 Park Avenue
                      New York, New York 10017
                      Attention: Joseph J. Romagnoli, Esq.
                      Telecopy:  (212) 682-0200

     To Buyer:        Provider Options Holdings, L.L.C.
                      605 East Worthy Road
                      Gonzales, Louisiana 70707
                      Attention: Mr. William Mohon
                      Telecopy:  (504) 621-2783

     With a copy to:  McGlinchey Stafford
                      One American Place, Ninth Floor
                      Baton Rouge, Louisiana 70825-0001
                      Attn: Rodolfo J. Aguilar, Jr., Esq.
                      Telecopy:  (504) 343-3076

or to such other address as any of the parties may designate by notice to the others in accordance with this Section 9.2.

          9.3  Entire Agreement.  This Agreement and the Schedules, Exhibits and
               ----------------
documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no representations, warranties or other agreements (express or implied) between the parties in connection with the subject matter hereof, except as specifically set forth in Sections 2 and 3 hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

          9.4  Governing Law.  The validity and construction of this Agreement
               -------------
shall be governed by the laws of the State of Louisiana without regard to the conflict of laws principles of such State.

          9.5  Section Headings.  The Section headings are for reference only
               ----------------
and shall not limit or control the meaning of any provision of this Agreement.

          9.6  Indemnification.
               ---------------

          (a)  Indemnification of Buyer.  Seller and Parent will indemnify and
               ------------------------
hold harmless Buyer and its employees, officers, directors, agents, representatives, successors and assigns (collectively, "Buyer Indemnified Parties") from and after the Closing Date, from and against any Loss (as defined in Section 9.6(c) hereof) arising out of or resulting from (i) any inaccuracy or inaccuracies in, or any breach of, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement, (ii) all third party claims and litigations against Buyer or any other Buyer Indemnified Party (including, without limitation, those which involve allegations of medical malpractice) arising out of incidents or other matters which occurred prior to the Closing Date (other than with respect to any Assumed Liabilities) in connection with the operation or ownership of the Hospital or relating to any of the Assets, and (iii) any Excluded Liability.

          (b)  Indemnification of Seller and Parent.  Buyer will indemnify and
               ------------------------------------
hold harmless Seller and Parent and each of their respective employees, officers, directors, shareholders, agents, representatives, successors and assigns (collectively, "Seller Indemnified Parties") from and after the Closing Date, from and against any Loss arising out of or resulting from (i) any inaccuracy or inaccuracies in, or any breach of, any of the representa tions, warranties, covenants or agreements of Buyer contained in this Agreement, (ii) all third party claims and litigations against Seller, Parent or any other Seller Indemnified Party (including, without limitation, those which involve allegations of medical malpractice) arising out of incidents or other matters occurring or arising on or after the Closing Date (other than with respect to any Excluded Liability) in connection with the operation or ownership of the Hospital or relating to any of the Assets, (iii) any Assumed Liability and (iv) workers compensation claims of Hired Employees arising on or after the Closing Date.

          (c)  Definition.  As used herein, "Loss" or "Losses" shall mean any
               ----------
damage, liability or loss (including reasonable attorneys' fees and other costs and expenses incident to, and amounts paid by the indemnified party in settlement of (in accordance with the terms and conditions hereof), any claim, suit, action or proceeding) sustained, incurred or paid or required to be paid by the indemnified party, less (i) any payments by insurance companies received by the indemnified party less any premiums paid in the year in which such claims are made with respect to such insurance and (ii) any tax savings realized by the indemnified party, in each case directly resulting from such claim, suit, action or proceeding.

          (d)  Limits on Indemnification.
               -------------------------

          (i) Notwithstanding anything in this Section 9.6 to the contrary, no party shall be entitled to indemnification pursuant to Section 9.6(a)(i) or 9.6(b)(i) unless and until the aggregate amount of Losses to which the indemnity relates sustained by such party exceeds $20,000, and then only for the amount by which such Losses exceed $20,000.

          (ii) The representations and warranties contained in or made pursuant to this Agreement shall expire on the first anniversary of the Closing Date, provided that if written notice is properly given under this Section 9.6 with respect to any alleged breach of a representation or warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved.

          (iii) Seller's aggregate liability with respect to matters described in Section 9.6(a) shall be limited to the Base Purchase Price. Buyer's aggregate liability with respect to matters described in Section 9.6(b) shall be limited to the Base Purchase Price.

          (e)    Notice of Claim.  In the event that any party hereunder (the
                 ---------------
"Indemnitee") shall receive any notice of claim or proceeding against said party that, if successful, might result in a claim under this Section 9.6 by the Indemnitee, or shall otherwise make a claim under this Section 9.6, the Indemnitee shall give the party upon whom a claim could be made under this
Section 9.6 (the "Indemnitor") written notice of Loss together with a statement setting forth in reasonable detail the facts giving rise to such Loss. The Indemnitor shall have the right to contest and defend any action brought against the Indemnitee based thereon, and shall have the right to contest and defend any such action in the name of the Indemnitee at the Indemnitor's own expense, all with counsel reasonably acceptable to the Indemnitee; provided that the Indemnitor shall not settle or compromise any action, claim or litigation without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. If the Indemnitor shall fail to notify the Indemnitee of the assumption of the defense of any such action within 30 days of the giving of such notice by the Indemnitee, then the Indemnitee shall have the right to take any such action as it deems reasonable and appropriate to defend, contest, settle or compromise any such action or assessment and claim indemnification as provided herein; provided that the Indemnitee shall not settle or compromise any action, claim or litigation without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor does defend any action for which indemnification is claimed, the Indemnitee shall be entitled to participate at its own expense in the defense of such action. Failure of the Indemnitee to notify the Indemnitor of any claim for which it is entitled to indemnity hereunder shall not impair, limit or affect the indemnification provided herein except to the extent that the ability of the Indemnitor to contest, defend or dispute such claim has been materially and adversely affected, subject in all cases to subsection (d) of this Section 9.6.

          9.7    Schedules and Exhibits.  All Schedules and Exhibits to this
                 ----------------------
Agreement are integral parts of this Agreement as if fully set forth herein. Any item disclosed hereunder shall be deemed disclosed for all purposes hereof irrespective of the specific representation to which it is explicitly referenced. The parties hereby agree that the

Schedules hereto may be updated and revised by Seller upon written notice to Buyer on or prior to the Closing Date to the extent necessary to update the information contained therein or otherwise reflect new information which Seller becomes aware of after the date hereof.

          9.8  Binding on Successors and Assigns.  This Agreement shall inure to
               ---------------------------------
the benefit of and bind the respective successors and permitted assigns of the parties hereto. Except as provided in Section 9.6 hereof, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and permitted assigns and not for the benefit of any other person. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, on or prior to the Closing, Buyer may assign its rights (but not its obligations) hereunder (including its right to purchase the Assets or any of them) to any of Buyer's Subsidiaries (as hereinafter defined) pursuant to an assignment agreement in form and substance reasonably satisfactory to Seller. Solely for purposes of this Section 9.8, the term "Subsidiaries" shall mean corporations, limited liability companies or other entities a majority of whose stock, limited liability company interests or other ownership interests having ordinary voting power (other than stock, limited liability company interests or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons performing similar functions for such other entities, are owned, directly or indirectly, by Buyer.

          9.9  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

          9.10 Definition of "Best Efforts."  For purposes of this Agreement,
               -----------------------------
the term "best efforts" shall mean diligently, promptly and in good faith taking all actions which are reasonable, necessary and appropriate to accomplish the objective requiring the use of best efforts, but shall not include any obligation (i) to make any payment, incur any costs, commit available resources, or forego the receipt of any payment, which in any case is material in amount in light of the required objective, (ii) to initiate any lawsuit to achieve the required objective, or (iii) to take any action which is unlawful.

          9.11  Definition of "Knowledge."  Whenever used in this Agreement, the
                --------------------------
words "to Seller's knowledge" or "to the knowledge of Seller" or similar words shall mean the actual knowledge or awareness of the executive officers of Parent or Seller or the chief executive officers of the Hospital.

          9.12  Severability.  Should any part of this Agreement for any reason
                ------------
be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion that may, for any reason, hereafter be declared invalid.

          9.13  Interpretation.  No provisions of this Agreement or any related
                --------------
document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured or drafted such provision.

          9.14  Consents.  To the extent that any consent relating to an Assumed
                --------
Contract and listed on Schedule 8 hereto is not obtained on or before the
                       ----------
Closing Date, and the Closing occurs, the parties will use their respective best efforts to obtain such consent as soon as reasonably practicable following the Closing Date. In the event that any or all of such consents on Schedule 8 are
                                                                ----------
not obtained or are rejected within 100 days after the Closing Date, then the applicable contracts to which such consents relate shall be automatically deleted from Schedule 2 hereto and no longer be deemed Assumed Contracts for
             ----------
purposes of this Agreement; provided, however, that during such period beginning on the Closing Date and ending 100 days after the Closing Date (or ending on such earlier date with respect to any such contract the consent to which is rejected), such contracts shall in all respects be deemed Assumed Contracts for purposes of this Agreement and Buyer shall abide by the terms and conditions of each such contract as if it were an Assumed Contract.

                            *          *          *

          IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                         GREENBRIER HOSPITAL, INC.



                         By /s/ Remberto G. Cibran
                            ----------------------------
                            Name:  Remberto G. Cibran
                            Title: President



                         PROVIDER OPTIONS HOLDINGS, L.L.C.


                         By /s/ E. Keith Rush
                            ----------------------------
                            Name:  E. Keith Rush
                            Title: C.E.O.

Solely for purposes of
Section 9.6 hereof:

RAMSAY HEALTH CARE, INC.



By /s/ Remberto G. Cibran
   ----------------------
   Name:  Remberto G. Cibran
   Title: President

================================================================================



                           ASSET PURCHASE AGREEMENT
                                    BETWEEN
                       PROVIDER OPTIONS HOLDINGS, L.L.C.
                                      AND
                           GREENBRIER HOSPITAL, INC.



================================================================================


                              As of May 15, 1998

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SECTION 1.

SALE AND TRANSFER OF ASSETS.................................................  1

     1.1  Sale and Transfer of Assets.......................................  1
     1.2  Assets Excluded...................................................  3
     1.3  Liabilities Assumed by Buyer......................................  5
     1.4  Liabilities Excluded..............................................  6
     1.5  Escrow Deposit; Consideration for Sale and Transfer...............  6
     1.6  Further Acts and Assurances.......................................  7
     1.7  Instruments of Conveyance and Assumption..........................  8
     1.8  Closing...........................................................  8
     1.9  Prorations on and after Closing Date..............................  8
     1.10 Licensure of Hospital............................................. 10

SECTION 2.

REPRESENTATIONS AND WARRANTIES OF SELLER.................................... 10

     2.1  Organization; Corporate Power and Qualification of Seller......... 10
     2.2  Title to Assets................................................... 11
     2.3  Contracts......................................................... 11
     2.4  Defaults.......................................................... 11
     2.5  Court Orders, Decrees and Laws.................................... 12
     2.6  Litigation........................................................ 12
     2.7  Taxes............................................................. 12
     2.8  Authority; Binding Effect......................................... 13
     2.9  Consents and Approvals............................................ 13
     2.10 No Finders or Brokers............................................. 13
     2.11 Permits and Licenses.............................................. 13
     2.12 Cost Reports...................................................... 13
     2.13 Condition of Property............................................. 14

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF BUYER..................................... 14

     3.1  Organization; Corporate Power and Qualification................... 14
     3.2  Authority; Binding Effect......................................... 14
     3.3  Defaults.......................................................... 15
     3.4  No Finders or Brokers............................................. 15
     3.5  Consents and Approvals............................................ 15
     3.6  Access to Information; Investigation.............................. 15
     3.7  Financing......................................................... 16

SECTION 4.

COVENANTS OF BUYER....................................................................... 16

     4.1  Best Efforts to Secure Consents................................................ 16
     4.2  Confidentiality................................................................ 16
     4.3  Employees...................................................................... 17
     4.4  Access......................................................................... 18
     4.5  Preservation and Access to Records After the Closing........................... 19
     4.6  Licenses....................................................................... 20
     4.7  Agreement by Buyer Regarding No Other Representations or Warranties by Seller.. 20

SECTION 5.

COVENANTS OF SELLER...................................................................... 21

     5.1  Access and Information......................................................... 21
     5.2  Best Efforts to Secure Consents................................................ 21
     5.3  Confidentiality................................................................ 21
     5.4  Licenses....................................................................... 22
     5.5  Cost Reports................................................................... 23

SECTION 6.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER........................................ 23

     6.1  Representations and Warranties True............................................ 23
     6.2  Regulatory Approvals and Other Consents........................................ 23
     6.3  No Obstructive Proceeding...................................................... 23
     6.4  Delivery of Certified Documents................................................ 24
     6.5  Proceedings and Documents Satisfactory......................................... 24

SECTION 7.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER......................................... 24

     7.1  Representations and Warranties True............................................ 24
     7.2  Regulatory Approvals and Other Consents........................................ 24
     7.3  No Obstructive Proceeding...................................................... 25
     7.4  Proceedings and Documents Satisfactory......................................... 25
     7.5  Delivery of Certified Documents................................................ 25
     7.6  Title to Real Property......................................................... 25
     7.7  Title to Certain Assets........................................................ 26

SECTION 8.

TERMINATION.............................................................................. 27

     8.1  Termination.................................................................... 27
     8.2  Disposition of Escrow Deposit upon Termination................................. 28
     8.3  Effect of Termination.......................................................... 28

SECTION 9.

MISCELLANEOUS............................................................. 29

     9.1  Expenses........................................................ 29
     9.2  Notices......................................................... 29
     9.3  Entire Agreement................................................ 30
     9.4  Governing Law................................................... 30
     9.5  Section Headings................................................ 30
     9.6  Indemnification................................................. 30
     9.7  Schedules and Exhibits.......................................... 32
     9.8  Binding on Successors and Assigns............................... 33
     9.9  Counterparts.................................................... 33
     9.10 Definition of "Best Efforts..................................... 33
     9.11 Definition of "Knowledge."...................................... 33
     9.12 Severability.................................................... 34
     9.13 Interpretation.................................................. 34
     9.14 Consents........................................................ 34


                               LIST OF SCHEDULES


    Number          Description


      1             Real Property
      1(b)          Furniture and Equipment
      2             Assumed Contracts
      3             Prepaid Expenses
      4             Inventory
      5             Excluded Furniture and Equipment
      6             Permitted Liens
      7             Leased Real Property
      8             List of Consents and Approvals (Seller)
      9             Defaults
      10            Litigation
      11            Taxes
      12            Finders or Brokers
      13            Exceptions to Participation in Reimbursement Programs
      14            Defects Known to Seller
      15            List of Consents and Approvals (Buyer)
      16            Purchase Price Allocation


                                   EXHIBITS


      Exhibit A     Escrow Agreement